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           Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use and incorporation by reference of our report dated September 20, 2010 on the financial statements of the Columbia Short-Term Cash Fund of the RiverSource Short Term Investments Series, Inc. included in the Annual Report for the period ended July 31, 2010, as filed with the Securities and Exchange Commission in Amendment No. 6 to the Registration Statement (Form N-1A, No. 811-21914) of the RiverSource Short Term Investments Series, Inc.


                                                /s/Ernst & Young LLP

Minneapolis, Minnesota
September 23, 2010